ARTICLES OF AMENDMENT

     DREYFUS GNMA FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking

Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

"SECOND: The name of the corporation (hereinafter called the 'corporation') is Dreyfus Premier GNMA Fund, Inc."

     SECOND: The charter of the Corporation is hereby amended further by redesignating the issued and unissued shares of the Corporation as Class Z Common Stock.

     THIRD: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

     IN WITNESS WHEREOF, Dreyfus GNMA Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS GNMA FUND, INC.

By:

Jeff Prusnofsky
Vice President

WITNESS:

John Hammalian
Assistant Secretary

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